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                                                                     EXHIBIT 5.1



                                January 7, 1998


Harmonic Lightwaves, Inc.
549 Baltic Way
Sunnyvale, California 94089

     Re: REGISTRATION STATEMENT ON FORM S-3
         ----------------------------------

Gentlemen:

     We have examined the Registration Statement on Form S-3 to be filed by you with the Securities and Exchange Commission on or about January 8, 1998 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of up to 1,037,911 shares of your Common Stock. Such shares of Common Stock are referred to herein as the "Shares." As your counsel in connection with this transaction, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the issuance and sale of the Shares.

     It is our opinion that the Shares are legally and validly issued, fully paid and non-assessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

                        Very truly yours,

                        WILSON SONSINI GOODRICH & ROSATI
                        Professional Corporation